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                                                                    EXHIBIT 21.1

                              LIST OF SUBSIDIARIES




    The active subsidiaries of KRUG International Corp. are listed below, do business under the name under which they are organized, and are included in the consolidated financial statements of the Corporation. The names, jurisdiction of incorporation of such subsidiaries, and percentage of voting securities owned by the Corporation are set forth below.

                                           JURISDICTION         PERCENTAGE OF
                                             IN WHICH         VOTING SECURITIES
NAME OF SUBSIDIARY                         INCORPORATED             OWNED
------------------                         ------------       -----------------
KRUG Properties Inc.                       Ohio                    100%(1)
SunLink Services, Inc.                     Georgia                 100%
KRUG Properties Ltd.                       Ontario, Canada         100%(1)
KRUG International (U.K.) Ltd.             United Kingdom          100%
Bradley International Holdings Limited     United Kingdom          100%(2)
Beldray Limited                            United Kingdom          100%(3)
Hago Products Limited                      United Kingdom          100%(4)
Klippan Ltd.                               United Kingdom          100%(3)
Oy Klippan AB                              Finland                 100%(5)
AKTA Barnsakerhet AB                       Sweden                  100%(5)
Klippan sarl                               France                  100%(5)
Klippan GmbH                               Germany                 100%(5)

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(1) Subsidiaries included within discontinued operations.
(2) Subsidiaries of KRUG International (U.K.) Ltd.
(3) Subsidiary of Bradley International Holdings Ltd.
(4) Subsidiary of Beldray Limited
(5) Subsidiary of Klippan Limited